EXHIBIT 99.16

Contact   Jeffery M. Jonas, MD                      Thomas Redington
          Chief Executive Officer                   203/222-7399
          816/960-1333                              212/926-1733

                    AVAX TO ISSUE ADDITIONAL RESET SHARES TO
                                  SHAREHOLDERS

      KANSAS CITY, MO JULY 10 - AVAX Technologies, Inc. (Nasdaq: AVXT) announced today that it will distribute to certain holders of its shares of Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), additional shares of its Common Stock, par value $.004 per share ("Common Stock"), pursuant to the reset rights of March 1997 lock-up agreements with such holders.

      Accordingly, AVAX will issue an aggregate of approximately 3.0 million shares of Common Stock, for no additional consideration. After giving effect to such issuance, AVAX will have approximately 8.3 million shares of Common Stock outstanding, and approximately an additional 7.3 million shares of Common Stock will be outstanding upon conversion or exercise of AVAX's convertible securities, options and warrants.

      In commenting on the issuance of these shares, Jeffrey M. Jonas, M.D., president and CEO of AVAX, said "This issuance represents the satisfaction of all obligations with respect to the reset rights of the holders of the Series B Preferred Convertible Stock and simplifies our capital structure."

      AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. AVAX has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

                                      # # #

      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product


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candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-QSB for the Period Ended March 31, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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